RPX Names Goldman Sachs Banker Chief Financial Officer

SAN FRANCISCO – February 12, 2013 – RPX Corporation (NASDAQ: RPXC), a leading provider of patent risk management solutions, today announced the selection of Ned Segal as Chief Financial Officer, effective no later than June 1, 2013. Mr. Segal joins RPX after almost 17 years with Goldman Sachs & Co., most recently as a Managing Director, Head of Global Software Investment Banking and COO of Technology Banking. Adam Spiegel, RPX’s current CFO, is leaving the company to seek a new opportunity with an earlier stage company. RPX is working to ensure a seamless transition.

“I want to thank Adam for all of his efforts on behalf of RPX over the past four years,” said John Amster, CEO. “Adam truly enjoys building early stage companies, and he has done a tremendous job creating RPX’s financial infrastructure and helping us progress from a start-up to a successful, publicly-traded company. As RPX has grown, Adam has been looking for the best time to pursue his next opportunity. After a very strong quarter capping a solid year of top and bottom line growth, the timing seemed right for both him and RPX. We wish Adam the best in all of his future endeavors.”

Mr. Amster continued, “Ned Segal has a long history with RPX, including leading our initial public offering. He brings a clear understanding of our business, our operating model and our market. We look forward to benefiting from his creativity and experience as RPX enters the next phase of its growth.”

Segal added, “I’ve worked closely with RPX since before the Company’s IPO, and I have a deep appreciation for its unique approach to reducing patent risk and transaction costs for its customers. I’m looking forward to joining the RPX team to help capitalize on the large opportunity before us.”

Ned joined Goldman Sachs in 1996 in New York and returned to his hometown of San Francisco in 1998. He has served as Head of Global Software Investment Banking since 2009 and Chief Operating Officer of Technology Banking since 2012. During his tenure at Goldman Sachs Ned has advised on a wide variety of financing and strategic transactions across the technology landscape. Ned holds a B.S. from Georgetown University.

About RPX Corporation
RPX Corporation (NASDAQ: RPXC) is a leading provider of patent risk solutions, offering defensive buying, acquisition syndication, patent intelligence, insurance services, and advisory services. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company’s pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

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